SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 15, 2005

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Sirenza Microdevices, Inc. (the "Company") has entered into an Executive Employment Agreement effective July 15, 2005 with Charles R. Bland, who was recently named as its chief financial officer. The agreement provides for a two-year employment relationship, a base salary of $250,000 per annum (which is the same salary Mr. Bland was previously paid for his service as the Company's Chief Operating Officer), a one-year noncompetition agreement on the part of Mr. Bland following the termination of his employment in certain instances, and the other benefits and responsibilities of Mr. Bland's position in effect at the time of execution of the agreement. Either the Company or Mr. Bland may terminate the employment relationship for any or no reason upon at least 30 days' prior notice to the other party. However, if, during the term of the agreement, Mr. Bland is terminated other than for "cause" or he resigns his employment with "good reason" (as such terms are defined in his agreement), or if his employment terminates by reason of his death, he is entitled to continue to receive severance benefits equal to his base salary then in effect for a period of eighteen months, and 50% of all his unvested options and stock appreciation rights will immediately accelerate and vest. In addition, if Mr. Bland's employment is terminated for the above reasons or by reason of his becoming disabled, any Company-sponsored medical and dental coverage then in effect for him and his dependents shall be continued by the Company for a period of 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  July 18, 2005